FFD Financial Corporation
                       321 N. Wooster Ave., Dover OH 44622
                                  330-364-7777

September 16, 2005



Dear Fellow Shareholder:

I am writing to inform you that on September 15th, our Board of Directors decided to terminate the proposed 1-for-350 reverse stock split and subsequent 350-for-1 forward stock split and withdraw them from the agenda of the Special Meeting of Shareholders of FFD held on September 20, 2005. We first announced on May 24, 2005, that we would seek shareholder approval of the stock splits, which would result in a "going private transaction." The purpose of the stock splits was to reduce the number of FFD's shareholders to below 300 so we could terminate the registration of our common shares with the Securities and Exchange Commission and eliminate the costs and burdens of being a public company including the cost of complying with the Sarbanes-Oxley Act of 2002 and other federal securities laws applicable to public reporting companies.

The announcement of the going private transaction resulted in large numbers of individuals purchasing lots of FFD shares in quantities less than 350 shares with the express purpose of receiving the $19.00 redemption price. The dramatic increase in the number of shareholders holding less than 350 shares who would have been cashed out in the going private transaction substantially increased the projected cost of the repurchase from an estimated $1.5 million to an estimated $4.5 million. Due to the substantially increased cost, the Board decided to withdraw the going private transaction from the agenda of the Special Meeting. The Board concluded that the expenditure of approximately $4.5 million to complete the going private transaction would not be prudent. As set forth in the proxy statement for the special meeting of shareholders, FFD reserved the right to abandon the stock splits if the costs of implementing the splits substantially increased or the Board determined that the splits were otherwise no longer in the best interests of FFD and its shareholders. In the Board's determination, the increased cost to complete the going private transaction and its impact on the Company's financial condition were not in the best interests of the Company or its shareholders.

We appreciate your understanding of the decision of our Board to abandon the Stock Splits and we thank you for your continued support of our company.

Sincerely,

/s/ Trent B. Troyer

Trent B. Troyer, President and Chief Executive Officer